UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 14, 2008

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana	0-12422	35-1562245
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

2105 North State Road 3 Bypass

Greensburg, Indiana 47240

(Address of principal executive offices)

(812) 663-6734

(Registrant’s Telephone Number,
Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)                Material Compensatory Plans, Contracts or Arrangements

Change in Control Agreement

                On March 14, 2008, MainSource Financial Group, Inc. (the “Company”) entered into a Change In Control Agreement (the “Agreement”) with Jeffrey C. Smith, the Company’s Chief Operating Officer, effective March 1, 2008.  A copy of the Agreement is attached hereto as Exhibit 10.1.

                The purpose of the Agreement is to secure the continued service and dedication of Mr. Smith in the event of an actual or threatened change in control of the Company.  Payments under the Agreement are in full settlement of all other severance payments that may otherwise be payable to Mr. Smith under any other severance plan or agreement of the Company.  The Agreement becomes operative only upon an actual or threatened Change in Control (as defined in the Agreement).

                If Mr. Smith’s employment is terminated during the eighteen month period following a Change in Control of the Company, either by the Company other than for Cause (as defined in the Agreement) or by Mr. Smith for Good Reason (as defined in the Agreement, including the termination of employment for any reason during the 30-day period commencing six months after the date of such Change in Control), Mr. Smith will be entitled to receive: (a) a lump sum cash amount equal to his unpaid salary and bonus amounts that have become payable, plus a pro-rata portion of his annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to 1.5 times the sum of (i) his highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) his annual incentive bonus earned for the last completed fiscal year of the Company; and (c) continuation of medical, dental, accident, disability and life insurance benefits for Mr. Smith and his dependents for a period of eighteen months following his date of termination of employment.  If Mr. Smith’s date of termination is within eighteen months of the earliest date on which such termination could be considered a Retirement (as defined in the Agreement), the benefits described in (b) and (c) in the preceding sentence will be reduced accordingly. In the event that payments related to a Change in Control of the Company under the Agreement or otherwise are subject to excise tax under Section 4999 of the Internal Revenue Code, the Company will generally provide Mr. Smith with an additional amount sufficient to enable him to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid without giving rise to such excise tax.

Item 8.01              Other Events

                On March 17, 2008, the Mainsource Financial Group, Inc. Board of Directors authorized a new stock purchase program effective April 1, 2008 to replace the one that will be completed on March 31, 2008.  Under the new program, the Company will repurchase up to 2.5% of the currently outstanding common stock of MainSource Financial Group, Inc., or approximately 500,000 shares.  The new program will expire on March 31, 2009, unless completed sooner or otherwise extended.  Stock repurchases under this program may be made through open market and privately negotiated transactions at such times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The shares repurchased will be used for general corporate purposes.

Item 9.01              Financial Statements and Exhibits.

(d)               Exhibits

Exhibit No.	Description

10.1	Jeffrey C. Smith Change In Control Agreement effective March 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: March 20, 2008	MAINSOURCE FINANCIAL GROUP, INC.

/s/ Robert E. Hoptry
Robert E. Hoptry
President and Chief Executive Officer